Exhibit 99.03

                  Cellegy Pharmaceuticals Announces Decision of
                   European Patent Opposition Board Regarding
                                 European Patent

South San Francisco, California, December 12, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY) announced today that the Board of Opposition of the European Patent Office has rendered a verbal decision revoking Cellegy's European patent relating to its CellegesicTM (nitroglycerin ointment) product and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. Oppositions to the issued patent had previously been filed with the European Patent Office, and the verbal decision followed an oral proceeding before the Board.

The Opposition Board will issue a written decision at a future date. Cellegy disagrees with the verbal decision and is evaluating issues available for appeal.

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastroenterology disorders, sexual dysfunction, and nitric oxide donors for the treatment of certain cancers. This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the outcome of ongoing clinical trials; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel; and the need and ability to complete corporate partnerships and financings. There can be no assurances that Cellegy will appeal the decision of the Board of Opposition regarding Cellegy's patent referred to in this press release, or that any such appeal, if pursued, will be successful. An adverse outcome in the European Patent Office proceedings could have a material impact on Cellegy business and financial position. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

For More Information:

Richard Juelis                          K. Michael Forrest
Vice President, Finance & CFO           President & CEO
www.cellegy.com